EXHIBIT 99.2
FOR IMMEDIATE RELEASE

 NTL INCORPORATED COMPLETES OFFERING BY ITS SUBSIDIARY NTL COMMUNICATIONS CORP.

New York, New York; (November 24, 1999) NTL Communications Corp., a subsidiary of NTL Incorporated (NASDAQ: NTLI; EASDAQ: NTLI.ED) announced that it has consummated a concurrent offering of Euro Senior Notes Due 2006 (the "2006 Notes"), Euro Senior Notes Due 2009 (the "2009 Notes") and Euro Deferred Coupon Notes Due 2009, (the "Deferred Notes", collectively, the "Notes").

The Company raised approximately Euro 250 million of gross proceeds from the offering of 2006 Notes, Euro 350 million of gross proceeds from the offering of 2009 Notes and approximately Euro 120 million of gross proceeds from the offering of Deferred Notes. The 2006 Notes will be issued in an aggregate principal amount of Euro 250 million and will pay cash interest semi-annually at the rate of 9.25% per annum. The 2009 Notes will be issued in an aggregate principal amount of Euro 350 million and will pay cash interest semi-annually at the rate of 9.875% per annum. The Deferred Notes will be issued at 57.333% of their aggregate principal amount at maturity of Euro 210 million. The issue price of the Deferred Notes represents a yield to maturity of 11.50%. The Deferred Notes will accrete until November 15, 2004 and then pay cash interest semi-annually at the rate of 11.50% per annum, commencing May 15, 2005.

The proceeds of the offering will be used to repay the bridge facility entered into to finance the acquisition of Cablelink Limited.

The Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.

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For further  information please contact:  In the US: John F. Gregg,  Senior Vice
President--Chief Financial Officer; Michael A. Peterson, Director-Corporate Development; Bret Richter, Director-Corporate Development; Richard J. Lubasch, Executive Vice President-General Counsel; or Kathy Makrakis, Director - Investor
Relations: at (212) 906-8440; in the UK: Aizad Hussain, Director-Corporate Development at 44 171 909 2000 or e-mail: investor-relations@ntli.com